Kramer, Levin, Naftalis & Frankel
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 9100


Arthur H. Aufses III          Monica C. Lord                   Sherwin Kamin
Thomas D. Balliett            Richard Marlin                 Arthur B. Kramer
Jay G. Baris                  Thomas E. Molner               Maurice N. Nessen
Philip Bentley                Thomas H. Moreland             Founding Partners
Saul E. Burian                Ellen R. Nadler                     Counsel
Barry Michael Cass            Gary P. Naftalis                     _____
Thomas E. Constance           Michael J. Nassau
Michael J. Dell               Michael S. Nelson                Martin Balsam
Kenneth H. Eckstein           Jay A. Neveloff                Joshua M. Berman
Charlotte M. Fischman         Michael S. Oberman              Jules Buchwald
David S. Frankel              Paul S. Pearlman               Rudolph de Winter
Marvin E. Frankel             Susan J.  Penry-Williams        Meyer Eisenberg
Alan R. Friedman              Bruce Rabb                      Arthur D. Emil
Carl Frischling               Allan E. Reznick                Maxwell M. Rabb
Mark J. Headley               Scott S. Rosenblum              James Schreiber
Robert M. Heller              Michele D. Ross                     Counsel
Philip S. Kaufman             Max J. Schwartz                      _____
Peter S. Kolevzon             Mark B. Segall
Kenneth P. Kopelman           Judith Singer                M. Frances Buchinsky
Michael Paul Korotkin         Howard A. Sobel                Abbe L. Dienstag
Shari K. Krouner              Jeffrey S. Trachtman          Ronald S. Greenberg
Kevin B. Leblang              Jonathan M. Wagner             Debora K. Grobman
David P. Levin                Harold P. Weinberger         Christian S. Herzeca
Ezra G. Levin                 E. Lisk Wyckoff, Jr.               Jane Lee
Larry M. Loeb                                                Pinchas Mendelson
                                                             Lynn R. Saidenberg
                                                               Special Counsel
                                                                   -----

                                                                    FAX
                                                              (212) 715-8000
                                                                    ---
                                                         WRITER'S DIRECT NUMBER

                                                             (212)715-9100
                                                              -------------
                                 April 25, 1997

Guinness Flight Investment Funds, Inc.
225 South Lake Avenue, Suite 777
Pasadena, California 91101

Guinness Flight Investment Funds
225 South Lake Avenue, Suite 777
Pasadena, California 91101

              Re: Conversion of Guinness Flight Investment Funds, Inc. to a Delaware business trust

Gentlemen:

         We have acted as counsel to Guinness Flight Investment Funds, Inc., a Maryland corporation (the "Company"), and its series: Guinness Flight Asia Blue Chip Fund, Guinness Flight Asia Small Cap Fund, Guinness Flight China & Hong Kong Fund and Guinness Flight Global Government Bond Fund (the "Current Funds"), and Guinness Flight Investment Funds, a Delaware business trust (the "Trust") in connection with an Agreement and Plan of Conversion and Termination (the "Plan") adopted by the Board of Directors of the Company on March 9, 1997, and to be presented to Shareholders of Guinness Flight Investment Funds, Inc. on April 25, 1997. Pursuant to the Plan, all of the assets of the Current Funds will be transferred to corresponding shell series of the Trust (the "Successor Funds") in exchange for (i) the assumption by each Successor Fund of all the corresponding Current Fund's liabilities and (ii) the issuance of that number of shares of the Successor Fund (the "Successor Fund Shares") equal to the number of outstanding shares of the corresponding Current Fund (the "Current Fund Shares") and such Successor Fund Shares shall be distributed by each Current

KRAMER LEVIN, NAFTALIS & FRANKEL

Guinness Flight Investment Funds, Inc.
Guinness Flight Investment Funds
April 25, 1997
Page 2

Fund pro rata to its shareholders upon its termination. Capitalized terms used herein without definition which are defined in the Plan have the same respective meanings herein as therein.

         In rendering this opinion, we have relied as to factual matters on representations provided by the officers of the Trust and have not independently established or verified the accuracy of such factual matters.

         As counsel for the Trust, we have reviewed its Certificate of Trust, Trust Instrument, By-laws, resolutions of the Board of Trustees and registration statements (including the prospectus and statement of additional information contained therein). We also have made such inquiries of public officials and officers of the Trust and have examined originals, certified copies or copies otherwise identified to our satisfaction of such other documents, records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions. With respect to all documents we reviewed or examined, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies.

         We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States which are in effect on the date hereof. As to matters involving Delaware law, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Trust, a copy of which is attached as Exhibit A, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein.

         Based upon, and subject to, the foregoing, we are of the opinion that:

                (1) the Trust is a duly organized and validly existing business trust in good standing under the State of Delaware,

                (2)  the  Trust  is  an  open-end   investment  company  of  the
                management type registered under the 1940 Act,

                (3) the Trust has adopted the Registration Statement of the Company, for purposes of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended,

KRAMER LEVIN, NAFTALIS & FRANKEL

Guinness Flight Investment Funds, Inc.
Guinness Flight Investment Funds
April 25, 1997
Page 3

                (4) Successor Fund Shares to be issued to the Company in the Conversion will have been duly authorized and when issued and delivered in accordance with the Plan will be legally and validly issued and will be fully paid and non-assessable by the Trust.

         This opinion letter is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof. We specifically disclaim any responsibility to update or supplement this opinion letter to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                        Very truly yours,

                                        /s/ Kramer, Levin, Naftalis & Frankel
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